HCC INSURANCE HOLDINGS, INC. ANNOUNCES
SECURITIES AND EXCHANGE COMMISSION SETTLEMENT

HOUSTON (July 21, 2008) . . .

HCC Insurance Holdings, Inc. (NYSE: HCC) announced today that it has reached a settlement with the United States Securities and Exchange Commission (SEC) by consenting to the entry of a permanent injunction against future violations of the reporting, books and records, and internal controls provisions of the federal securities laws. The Company neither admitted nor denied the allegations contained in the SEC's complaint.

The settlement resolves completely the previously disclosed SEC investigation into the Company's historical stock option granting practices. The SEC made no allegations of fraud against the Company and the Company was not required to pay any civil penalty, fine, or money damages as part of the settlement.

On July 17, 2008, the settlement of the class action litigation relating to HCC's historic stock option granting practices was approved in federal court and a final judgment entered.

"We are very pleased that we have resolved the SEC investigation. Our internal investigation, self-reporting and complete cooperation with the SEC greatly assisted in the final resolution of this matter," HCC Chief Executive Officer Frank J. Bramanti said.

"The SEC settlement, together with the federal court's recent final order disposing of the class action litigation, completely and finally resolves the Company's stock option issue," Mr. Bramanti said.

Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. (HCC) is a leading international specialty insurance group with offices across the United States and in Belgium, Bermuda, Ireland, Spain and the United Kingdom. HCC has assets of nearly $8.2 billion, shareholders' equity in excess of $2.5 billion and is rated AA (Very Strong) by Standard & Poor's and AA (Very Strong) by Fitch Ratings. In addition, HCC's domestic property and casualty insurance companies are rated A+ (Superior) by A.M. Best Company.

For more information, visit our website at www.hcc.com.

Contact: Barney White, HCC Vice President of Investor Relations

Telephone: (713) 744-3719

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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